Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Janus Investment Fund of our report dated August 22, 2024, relating to the financial statements and financial highlights which appear in the Annual Report to Shareholders of Janus Henderson International Dividend Fund (formerly Janus Henderson Responsible International Dividend Fund) on Form N-CSR for the year ended June 30, 2024. We also consent to the references to us under the cover page on the Statement of Additional Information and the headings “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
June 20, 2025